Exhibit 11.1
Code of Ethics and Conduct of Grupo UOL
Grupo UOL is the largest Brazilian group of content, technology, services and electronic payment means, and it is comprised by four large business units:
•UOL Conteúdo e Serviços (Content and Services): incorporated in 1996, UOL’s website is the leading website in the Brazilian Internet, and it offers over 1,000 channels of journalism, information, entertainment and services. With coverage of 92% of the Brazilian Internet, UOL’s homepage receives over 110 million unique visitors/month. UOL CS also offers solutions for electronic media, security products and convenience, Wifi connection, entertainment, among others.
•PagBank PagSeguro: offers all-in-one solutions for online and in-person payments (mobile and POS) for all payment means (credit and debit cards and meal vouchers), in addition to free electronic accounts which allow for the payment of bills, cellphone top-up, salary portability, and sending and receiving wire transfers (TEDs).
•Compass UOL: offers all-in-one solutions in IT outsourcing for large companies.
•UOL EdTech: platform with e-learning solutions.
The Code of Ethics and Policies of Grupo UOL sets forth how the professional activities shall be performed, and it must be acknowledged and complied with by all employees in their roles. It is comprised by the following items:
1.Mission, View and Values.
2.Personal behavior.
3.Company’s property protection.
4.Behavior in business.
5.Behavior on social media.
6.Code of ethics for journalists.
7.Behavior in agreements related to investment activities.
8.Situations where questions may arise.
9.Liability for the compliance with the Code of Ethics and Policies of Grupo UOL.
10.Questions and whistle blowing.
1.Mission, View and Values.
1.1.GRUPO UOL
Mission: To offer the best electronic products and services to Internet users and clients, in a way to make people’s and company’s daily routines easier.
View: To consolidate as the largest Internet and electronic services company in Brazil, through a modern and profitable group of companies and business units.
Values:
–Economic independence, in a way to generate value to the shareholders.
–Publishing independence.

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–Ethics.
–Simplicity, relevance and ease to use our products and services.
–Compliance with privacy, protection and security for users and clients.
–Commitment with innovation, in a way to improve the user experience and anticipate their needs.
–Commitment with the client.
–Excellence in service provision.
–Result-oriented.
–Promptness.
–Appreciation of your work team.
1.2.In addition to the general Mission, View and Values of Grupo UOL, the companies and business units comprising the Group must also follow specific instructions:
1.2.1.     PagBank/PagSeguro (payment means and financial services):
Mission: To transform and democratize banking and payment services in Brazil, through a digital ecosystem that is simple, secure and accessible for merchants and consumers.
Values:
•All for the customer: we make our customers' lives easier, democratizing access to financial services in a simple and safe way.
•Ownership attitude: we take responsibility, focus on the delivery, act with a sense of urgency and make it happen.
•Cooperation: we welcome everyone who arrives, by sharing knowledge, valuing the diversity of opinions and working together to develop value for our customers and investors.
•Innovation: we cultivate innovation as a fuel to do things differently and to go beyond the conventional.
•Ethics: we maintain integrity in our relationships, acting with seriousness and honesty, always based on the truth, justice and a common good, which reinforces our credibility in the market.
•Sustainable results: we believe in constant business growth, making the best decisions, without compromising medium and long-term results.
1.2.2.    UOL Conteúdo e Serviços (UOL CS):
Mission: To connect each Brazilian to their universe, informing, entertaining and making each one's life easier.
Values:
•Ethics: what is right is right, regardless the consequences.
•Credibility: It is the basis of our company, and without it we would not be what we are. It takes years to build it, but a second to lose it. Lie and omission are the same thing.

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•Diversity and Freedom of Expression: We respect and consider everyone's ideas and collaboration, regardless the age, orientation, education, experience or position. We promote healthy and respectful discussion between different points of view. Everyone can put their point of view without retaliation.
•Respect and transparency with our customers: In all business decisions, we focus on understanding, meeting and exceeding our customers' expectations. We have an obligation to be honest, transparent, respectful, listen to them and offer excellent service.
•Cooperation and teamwork: We are a team. We encourage the exchange of information and collaboration between areas. There are no “silos”.
•Constant search for quality: We seek quality in any activity we do. We plan and execute with excellence.
•Innovation: There is no “because it was always done this way”. We encourage experience and consequently we understand that we will fail along the way, but we will fix it fast.
•Obsessive focus on results and owner mentality: We plan and execute our activities as if we were the owners of the company. We don't waste resources. We always seek to maximize results for the company and return for shareholders. We believe that achievements for employees come from companies that generate results.
1.2.3.Compass UOL:
Mission: Create digital experiences that enable companies to grow and improve people's lives.
Values:
•Sense of urgency: meeting deadlines, executes quickly and takes advantage of opportunities.
•Uncomplicated is better: it goes straight to the point, bets on creativity and solves challenges in a structured and lasting way.
•Focus on results: in addition to fulfilling the assigned tasks, it fulfills the established deadlines, cost and quality goals.
•Autonomy and delegation of responsibility: communicates assertively, collects status, monitors the progress of projects and seeks all clarifications so that all objectives are achieved.
•Persistence is the key: pursue achievable goals, look for the best way to achieve them and set firm purposes.
•Shared knowledge: implements multiplier actions and has a collaborative posture.
•Communication and formalization: seek for agile means, ensuring good communication, in an aligned manner, without forgetting to formalize important decisions.
•It's the people who make the difference: to deliver excellent results, we need excellent people. For this we treat everything that involves our team with dedication. We demand results, we recognize those who achieve them and we make this a cycle of continuous evolution.
1.2.4.    UOL EdTech:
Mission: To transform the way how people learn throughout their lives, by using educational technologies and promoting online learning experiences with quality.
Values:

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•Entrepreneurship: we make entrepreneurial decisions.
•Collaboration: we believe that the team is bigger than the player.
•Learning: we develop people.
•Overcoming: we bring constant challenges.
•Passion for teaching: we are passionate about education.
•Impact: we want to leave a legacy.
2.Personal behavior
The image of Grupo UOL as for its ethical behavior must be preserved by its employees under any circumstances. In order to achieve that, all employees must act according to the highest ethical standards, continually practicing responsible judgment in negotiations and resolutions. All employees must treat clients, suppliers, competitors and employees of the Company in a balanced and ethical way.
2.1.     Work environment
–Grupo UOL offers a sound and safe environment that promotes professional development and production. The practices of sexual or moral harassment, discrimination or prejudice of any type, such as based on race, skin color, religion, gender, etc. are forbidden.
–Employees shall promote an environment based on cooperation and respect towards coworkers, as well as the clients, vendors, partners, etc.
–Employees shall not, under any circumstance, use their position, title or information from companies of Grupo UOL in a way to pressure or influence decisions to the benefit of their own private interests, or to the benefit of suppliers, clients, partners, etc.
–Employees shall not use data, information or intellectual property of the company or partners, except upon consent and within the strict performance of their duties, always in compliance with the copyrights of ideas, projects, etc.
–Managers shall watch over relationships in the work environment, making sure they are always based in professionalism and respect towards other employees. They shall also make all internal promotion and management criteria clear, based on individual/joint performance and meritocracy.
–Managers shall promote the Company’s view and values, in a way to transmit them in a clear manner to the team and to align the performance of the team to the corporate goals.
2.2.         Click here to see information on mobbing and sexual harassment.
3.Company’s property protection.
3.1.        All employees are responsible for the physical integrity of the properties and assets of Grupo UOL’s companies, as well as to ensure its proper and effective use, at all times with professional purposes and pursuant to the law. Such assets include, among others, real estate and securities, machinery and equipment, systems, financial resources, supplies, information, data bank, copyrights, patents, etc.
3.2.Information Security: Information security: all employees must keep confidential all information provided by Grupo UOL, except when the disclosure is expressly authorized. Read our Information Security Policy.

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3.3.Participation in external events (in Brazil or abroad): all employees must be aware of the Policy of participation of employees in external events (in Brazil or abroad), which establishes clear rules for the participation of employees in trainings, lectures, conferences, courses, interviews, etc., such as lecturer or audience, in Brazil or abroad. Read our Policy of participation in external events (in Brazil or abroad) and interviews.
4.Behavior in business.
All employees must be ethical and follow the legal requirements in all of their negotiations on behalf of the companies of Grupo UOL. Regardless of the organization type that the employee is dealing with, such employee must watch for the actual compliance with the agreements and arrangements entered into, establishing clear and objective rules, in addition to complying with the following general standards:
4.1.         Vendors, partners, clients, etc.: the Company considers the concerns with ethical criteria crucial when negotiating and closing deals with vendors, partners, clients, etc. Such concern is even more material when we deal with professionals who directly deal the agreements with vendors and clients. In Grupo UOL’s opinion, an employee who accepts benefits from vendors is morally hindered from negotiating for Grupo UOL’s best interest. Access our Policy of Relationship with Vendors and Clients.
4.2.Compliance with laws: Grupo UOL complies with all laws and regulations applicable to its business. Whenever, at the exercise of their work/duty, the employee has a question about the applicability of any specific laws or regulations, they must seek help from Grupo UOL’s legal department. Grupo UOL does not tolerate any type of behavior that in any may constitute corruption, embezzlement or exchange of favors.
5.Behavior on social media
Due to employment bond, all content produced by employees for social media - even if published on a personal basis - may result in associations with the image of Grupo UOL, hindering it. Thus, social media shall be used in a discerning form. The proper use of such electronic means and social media by the employees is deemed healthy by Grupo UOL, provided that the personal and professional uses are separated.
During work hours, all access to such websites must have a purpose related to the professional activity, in a way not to hinder the work routine.
Read our Social Media Behavior Policy.
6.Code of ethics for journalists
–Journalists shall have their behavior guided by the concern to follow the highest ethical principles of such occupation, which include to never use its condition as a journalist in order to obtain personal benefits and not to write about matters of direct personal interest.
–In order to avoid an actual or apparent conflict of interest, UOL CS’ journalists must not own investments in shares of companies about which they write on a regular basis. The recommendation is applicable to all employees, not only to those who cover the financial market. E.g., journalists covering health news shall not have investments in healthcare insurance companies, others who cover real estate news shall not have investments in construction companies, etc.
–The journalist must claim impediment and refuse task assignments on companies and other organizations with whom they have any kind of relationship.

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–Any invitation received as a journalist of UOL CS shall be subject to inquiry by its immediate superior before acceptance. UOL CS is not obliged to publish texts on matters to the benefit of the person who made the invitation; only journalist criteria shall decide what will be used.
–All invitations to trips, cooperation with other communication means, attendance in conferences, workshops, courses, scholarships, internships must be submitted to the Chief Content Officer for approval. All attendance to events in which there appears to be or there is a conflict of interest are prohibited.
–In many cases, the presence of a journalist may change the course of operation of a certain service or event. When testing the services of a restaurant, for instance, it is convenient for the reporter to remain anonymous and it is mandatory that they pay their bill. Otherwise, their assessment may be compromised by a special service to which the reader would not have access.
–In the event of trips, when the invitation is accepted and it results in the published text, UOL’s website, clearly discloses that the journalist had their expenses paid by the sponsor.
–The journalist must not take part in advertising. However, the possibility of acting in public interest campaign ads is allowed, upon prior authorization from the Chief Content Officer.
–The journalist must not accept gifts in a higher value than the one considered by Grupo UOL as material (check with Grupo UOL’s HR department on the limit permitted), including material items or any special discounts in commercial establishments or industry. All gifts considered of material value sent to UOL CS, or to the journalist’s house, must be submitted to Grupo UOL’s HR for return with standard appreciation letter and explanation. All products to be used for disclosure and critical assessment, such as copies of disks, DVDs, books and software, are excluded from such provision.
–The UOL CS journalist must not ask for tickets of cultural events, such as concerts and theater plays. Whenever deemed necessary (at the discretion of the Chief Content Officer), UOL CS will pay for the tickets of the employees who are going to cover those events. If such concerts have exclusive areas for journalists, UOL CS may request accreditation.
–During work meetings with sources at restaurants or coffee places, UOL CS journalist must pay their share in the bill. UOL CS will reimburse the employee upon its superior approval.
(source: Manual of Journalistic Writing of Folha de S.Paulo)
7.Behavior in agreements related to investment activities
7.1.         Employees of PagBank PagSeguro and BancoSeguro performing tasks related to distribution of investment products shall comply with the following guidelines:
7.1.1. To avoid practices that may hinder the distribution of investment products, specially concerning rights and obligations related to the specific assignments of each participating institution established in agreements, regulations, in this code and in regulation in force.
7.1.2 To work in an unbiased form, know the code of ethics of the participating institution and the laws applicable to their activity.
7.1.3. To disclose clear and accurate information to investors about risks and consequences that may arise from the investment products.
7.2.    PagBank PagSeguro and BancoSeguro work to identify, manage and mitigate any conflicts of interest that may affect the impartiality of the employees who work on tasks connected to the distribution of investment products.

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8.Situations where questions may arise
Grupo UOL trusts its discerning sense and the judgment capacity of its employees in order to prevent situations where conflicts of interests may arise (personal x corporate interests).
Here are some recommendations in order to prevent situations of conflict of interest from occurring:
–Employee of Grupo UOL shall not use their position/title to gain privileges;
–Employee of Grupo UOL shall not work for a competitor, including as an employee, advisor or member of the board;
–Employee of Grupo UOL, except if previously approved by Grupo UOL’s CFO, shall not work as a vendor to Grupo UOL, represent a vendor of Grupo UOL, work for a vendor of Grupo UOL or be a member of the executive board while working for Grupo UOL. In addition, the employee may not accept cash or benefits of any kind in exchange for services or advisory services in connection to the business of Grupo UOL.
9.Responsibilities for the compliance with the Code of Ethics and Policies of Grupo UOL.
–Managers: all managers are responsible for knowing and transmitting the Code of Ethics and Policies of Grupo UOL to their teams, in addition to leading by example, as role model.
–Employees: all employees are responsible for knowing the Code of Ethics and Policies of Grupo UOL, and acting pursuant the guidelines herein established.
–Breach: in the event of breaches to this Code of Ethics and Policies, Grupo UOL’s HR department is responsible for conducting an investigation on the matter and listening to all involved parties, for subsequent escalation of the matter to the Board of Executive Officers or the CEO, as the case may be.
10.Questions and whistle blowing
If the employee of Grupo UOL has any question on how to construe or apply the Code of Ethics and Policies, or if they have found procedures and behaviors contrary to this Code of Ethics and Policies of Grupo UOL, they shall send an e-mail to canaldedenuncias@uolinc.com.
The Code of Ethics and Policies of Grupo UOL is under the responsibility of the Human Resources Department of Grupo UOL. If any questions may arise, send it to canaldedenuncias@uolinc.com.
CONTROL OF CHANGES

Revision	Changes	Date
01	Revision 2021 | Human Resources	July/2021
02	Revision 2022 | Human Resources	April/2022

©1996-2022 UOL. Todos os direitos reservados.